_________________________________________________________________

                    AUCTION AGENCY AGREEMENT



                             between



          ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC.


                               and


                      The Bank of New York



                   Dated as of [      ], 2002



                           Relating to



          National Municipal Income Preferred Shares,
           Series M, Series T, Series W and Series TH


                               of



          ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC.
____________________________________________________________

                        TABLE OF CONTENTS

                                                           PAGE

1.  Definitions and Rules of Construction...................1
         1.1   Terms Defined by Reference to
               Preferred Shares Provisions..................1
         1.2   Terms Defined Herein.........................1
         1.3   Rules of Construction........................2

2.  The Auction.............................................3
         2.1   Purpose; Incorporation by Reference of
               Auction Procedures and Settlement
               Procedures...................................3
         2.2   Preparation of Each Auction;
               Maintenance of Registry of Beneficial
               Owners.......................................3
         2.3   Information Concerning Rates.................6
         2.4   Auction Schedule.............................10
         2.5   Designation of Special Rate Period...........11
         2.6   Allocation of Taxable Income.................12
         2.7   Failure to Deposit...........................13
         2.8   Broker-Dealers...............................15
         2.9   Ownership of Preferred Shares................16
         2.10  Access to and Maintenance of Auction
               Records......................................16

3.  The Auction Agent as Dividend and Redemption Pric
e Disbursing Agent..........................................17

4.  The Auction Agent as Transfer Agent and Registrar.......17
         4.1   Issue of Share Certificates..................17
         4.2   Registration of Transfer of Shares...........17
         4.3   Removal of Legend on Restricted Shares.......18
         4.4   Lost Share Certificates......................18
         4.5   Disposition of Cancelled
               Certificates;1 Record Retention..............18
         4.6   Share Transfer Books.........................18
         4.7   Return of Funds..............................19

5.  Representations and Warranties of the Fund

6.  The Auction Agent.......................................20
         6.1   Duties and Responsibilities..................20
         6.2   Rights of the Auction Agent..................21
         6.3   Auction Agent's Disclaimer...................22
         6.4   Compensation, Expenses and
               Indemnification..............................22
7.  Miscellaneous...........................................22
         7.1   Term of Agreement............................22


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         7.2   Communications...............................23
         7.3   Entire Agreement.............................24
         7.4   Benefits.....................................24
         7.5   Amendment; Waiver............................24
         7.6   Successors and Assigns.......................25
         7.7   Assignment...................................25
         7.8   Severability.................................25
         7.9   Execution in Counterparts....................25
         7.10  Governing Law................................25

         AUCTION AGENCY AGREEMENT dated as of [  ], 2002 between
ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC., a Maryland
Corporation (the "Fund"), and The Bank of New York, a New York banking corporation (the "Auction Agent").

         WHEREAS, the Fund proposes to issue four series of preferred stock, par value $.001 per share, liquidation preference $25,000 per share, designated National Municipal Income Preferred Shares, Series M ("Preferred Shares Series M"), National Municipal Income Preferred Shares, Series T ("Preferred Shares Series T"), National Municipal Income Preferred Shares, Series W ("Preferred Shares Series W"), National Municipal Income Preferred Shares, Series TH ("Preferred Shares Series TH") (together the Preferred Shares Series M, Preferred Shares Series T, Preferred Shares Series W and Preferred Shares Series TH are the "Preferred Shares") pursuant to the Articles Supplementary (as hereinafter defined) and desires that the Auction Agent perform certain duties in connection with the Preferred Shares upon the terms and subject to the conditions of this Agreement, and hereby appoints the Auction Agent to act in the capacities set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:

    1.   Definitions and Rules of Construction.

         1.1  Terms Defined by Reference to Articles
Supplementary. Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary.

         1.2 Terms Defined Herein. As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

              (a) "Agent Member" of any Person shall mean the member of, or participant in, the Securities Depository that will act on behalf of a Bidder.

              (b)  "Articles Supplementary" shall mean the
Articles Supplementary establishing and fixing the rights and preferences of the Preferred Shares and attached hereto as Exhibit C.

              (c)  "Auction" shall have the meaning specified in
Section 2.1 hereof.

              (d) "Auction Procedures" shall mean the auction procedures constituting Part II of the Articles Supplementary.

              (e) "Authorized Officer" shall mean each Vice President, Assistant Vice President, and Assistant Treasurer of the Auction Agent assigned to the Dealing and Trading Group of its Corporate Trust Department and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication to the Fund.

              (f) "Broker-Dealer Agreement" shall mean each agreement among the Fund, the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

              (g) "Fund Officer" shall mean the Chairman of the Board of Directors of the Fund, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Vice President, each Assistant Secretary and each Assistant Treasurer of the Fund and every other officer or employee of the Fund designated as a "Fund Officer" for purposes hereof in a notice to the Auction Agent.

              (h)  "Settlement Procedures" shall mean the
Settlement Procedures attached hereto as Exhibit B.

              (i)  "Underwriting Agreement" shall mean the
Underwriting Agreement, dated [ ], 2002, among the Fund, Alliance Capital Management L.P., Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC.

         1.3 Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

              (a) Words importing the singular number shall include the plural number and vice versa.

              (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

              (c) The words "hereof", "herein", "hereto" and other words of similar import refer to this Agreement as a whole.

              (d) All references herein to a particular time of day shall be to New York City time.

    2.   The Auction.

         2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures. (a) The Articles Supplementary provide that the Applicable Rate for each Subsequent Rate Period with respect to any series of Preferred Shares shall, except under certain conditions, be the rate per annum that a bank or trust company appointed by the Fund advises results from implementation of the Auction Procedures for such series. Each periodic implementation of the Auction Procedures is hereinafter referred to as an "Auction." The Board of Directors has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures for each series of the Preferred Shares. The Bank of New York accepts such appointment and agrees to follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for each series of Preferred Shares for each Subsequent Rate Period thereof for which the Applicable Rate is to be determined by an Auction.

              (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

         2.2 Preparation of Each Auction; Maintenance of Registry of Beneficial Owners. (a) Not later than seven days prior to the first Auction Date for the first series of Preferred Shares, the Fund shall provide the Auction Agent with a list of the Broker-Dealers. Not later than seven days prior to any Auction Date for any series of Preferred Shares for which any change in such list of Broker-Dealers is to be effective, the Fund will notify the Auction Agent in writing of such change and, if any such change involves the addition of a Broker-Dealer to such list, shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer; provided, however, that if the Fund proposes to designate any Special Rate Period of any series of Preferred Shares pursuant to Section 4 of Part I of the Articles Supplementary, not later than 11:00 A.M. on the Business Day next preceding the Auction next preceding the first day of such Special Rate Period or by such later time or date, or both, as may be agreed to by the Auction Agent, the Fund shall provide the Auction Agent with a list of the Broker-Dealers for such series and a manually signed copy of each Broker-Dealer Agreement or a new Schedule A to the Broker-Dealer Agreement (which Schedule A shall replace and supersede any previous Schedule A to such Broker-Dealer Agreement) with each Broker-Dealer for such series. The Auction Agent and the Fund shall have entered into a Broker-

Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

              (b) In the event that any Auction Date for any series of Preferred Shares shall be changed after the Auction Agent shall have given the notice referred to in clause (vi) of paragraph (a) of the Settlement Procedures, or after the notice referred to in Section 2.5(a) hereof, if applicable, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers for such series not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

              (c)  (i)  The Auction Agent shall maintain a
registry of the beneficial owners of the shares of each series of Preferred Shares who shall constitute Existing Holders of shares of such series for purposes of Auctions and shall indicate thereon the identity of the respective Broker-Dealer of each Existing Holder, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing shares of such series of Preferred Shares. The Auction Agent shall keep such registry current and accurate based upon information provided to it by Broker-Dealers. The Fund shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of each series of Preferred Shares a list of the initial Existing Holders of the shares of each such series, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders of shares of any series of Preferred Shares, (A) such list, (B) the results of Auctions and (C) notices from any Broker-Dealer as described in the first sentence of Section 2.2(c)(iii) hereof and
(D) the results of any procedures approved by the Fund that have been devised for the purpose of determining the identities of Existing Holders in situations where shares of Preferred Shares may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures.

              (ii) In the event of any partial redemption of any series of Preferred Shares, the Auction Agent may, but shall not be obligated to, at least two Business Days prior to the next Auction for such series, request each Broker-Dealer to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should remain Existing Holders after such redemption based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of shares of such series such Broker-Dealer believes are owned by such Person after such redemption. In the absence of receiving any such information from any Broker-Dealer, the Auction Agent may continue to treat the Persons listed in its registry of Existing Holders as the Beneficial Owner of the number of shares of such series shown in such registry.

              (iii) The Auction Agent shall be required to register a transfer of Preferred Shares of any series from an Existing Holder of such Preferred Shares only if such transfer is to another Existing Holder, or other Person if permitted by the Fund, and only if such transfer is (A) made pursuant to an Auction, (B) the Auction Agent has been notified in writing (I) in a notice substantially in the form of [Exhibit D] to the Broker-Dealer Agreements by the Broker-Dealer of such transfer or
(II) in a notice substantially in the form of [Exhibit E] to the Broker-Dealer Agreements by the Broker-Dealer of any Existing Holder, or other Person if permitted by the Fund, that purchased or sold such shares of Preferred Shares in an Auction of the failure of such shares of Preferred Shares to be transferred as a result of such Auction or (C) pursuant to procedures approved by the Fund that have been devised for the purpose of determining the identities of Existing Holders in situations where shares of Preferred Shares may have been transferred without compliance with any restriction of the transfer thereof set forth in the Auction Procedures. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day preceding such Auction.

              (d)  The Auction Agent may, but shall not be
obligated to, request the Broker-Dealers, as set forth in the Broker-Dealer Agreements, to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should be Existing Holders based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of shares of such series of Preferred Shares such Broker-Dealer believes to be owned by such Person. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such shares of Preferred Shares to any Person other than the Fund and the Broker-Dealers that provided such information; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

         2.3 Information Concerning Rates. (a) The Applicable Rate on the date of this Agreement for Preferred Shares Series M is [___]%, for Preferred Shares Series T is [___]%, for Preferred Shares W is [___]%, and for Preferred Shares Series TH is [___]%. If there is any change in the credit rating of Preferred Shares by either of the rating agencies (or substitute or successor rating agencies) referred to in the definition of "Rate Multiple" resulting in any change in the Rate Multiple for Preferred Shares after the date of this Agreement, the Fund shall notify the Auction Agent in writing of such change in the Rate Multiple prior to 12:00 Noon on the Business Day prior to the next Auction Date for any series of Preferred Shares succeeding such change. If the Fund designates all or a portion of any dividend on shares of any series of Preferred Shares to consist of net capital gains or other income taxable for federal income tax purposes, it will indicate, in its notice in the form of Exhibit J hereto to the Auction Agent pursuant to Section 2.6 hereof, the Rate Multiple for such series to be in effect for the Auction Date on which the dividend rate for such dividend is to be fixed. In determining the Maximum Rate for any series of Preferred Shares on any Auction Date as set forth in Section 2.3(b)(i) hereof, the Auction Agent shall be entitled to conclusively rely on the last Rate Multiple for Preferred Shares of which it has most recently received notice from the Fund (or, in the absence of such notice, the percentage set forth in the first sentence of this paragraph
(a)), except that if the Fund shall have notified the Auction Agent of a Rate Multiple to be in effect for an Auction Date in accordance with the preceding sentence, the Rate Multiple in effect for the next succeeding Auction Date of any series of Preferred Shares shall be, unless the Fund notifies the Auction Agent of a change in the Rate Multiple for such succeeding Auction Date pursuant to this Section 2.3(a), the Rate Multiple that was in effect on the first preceding Auction Date for Preferred Shares with respect to which the dividend, the rate for which was fixed on such Auction Date, did not include any net capital gains or other income taxable for federal income tax purposes.

              (b) (i) On each Auction Date for any series of Preferred Shares, the Auction Agent shall determine the Maximum
Rate for such series. The Maximum Rate for any series of Preferred Shares on any Auction Date shall be:

                   (A) In the case of any Auction Date which is not the Auction date immediately prior to the first day of any proposed Special Rate Period designated by the Fund pursuant to Section 4 of Part I of the Articles Supplementary, the product of (1) the Reference Rate on such Auction Date for the next Rate Period of such series and (2) the Rate Multiple on such Auction Date, unless such series has or had a Special Rate Period

         (other than a Special Rate Period of 28 Rate Period Days or fewer) and an Auction at which Sufficient Clearing Bids existed has not yet occurred for a Minimum Rate Period of such series after such Special Rate Period, in which case the higher of:

                        (1) the dividend rate on shares of such
              series for the then-ending Rate Period; and

                        (2) the product of (x) the higher of (I)
              the Reference Rate on such Auction Date for a Rate Period equal in length to the then-ending Rate Period of such series, if such then ending Rate Period was 364 Rate Period Days or fewer, or the Treasury Note Rate on such Auction Date for a Rate Period equal in length to the then-ending Rate Period of such series, if such then ending Rate Period was more than 364 Rate Period Days, and (II) the Reference Rate on such Auction Date for a Rate Period equal in length to such Special Rate Period of such series, if such Special Rate Period was 364 Rate Period Days or fewer, or the Treasury Note Rate on such Auction Date for a Rate Period equal in length to such Special Rate Period, if such Special Rate Period was more than 364 Rate Period Days and (y) the Rate Multiple on such Auction Date; or

                   (B) In the case of any Auction Date which is the Auction Date immediately prior to the first day of any proposed Special Rate Period designated pursuant to
         Section 4 of Part I of the Articles Supplementary, the product of (1) the highest of (x) the Reference Rate on such Auction Date for a Rate-Period equal in length to the then-ending Rate Period of such series, if such then-ending Rate Period was 364 Rate Period Days or fewer, or the Treasury Note Rate on such Auction Date for a Rate Period equal in length to the then-ending Rate Period of such Rate Period, if such then-ending Rate Period was more than 364 Rate Period Days, (y) the Reference Rate on such Auction Date for the Special Rate Period for which the Auction is being held if such Special Rate Period is 364 Rate Period Days or fewer or the Treasury Note Rate on such Auction Date for the Special Rate Period for which the Auction is being held if such Special Rate Period is more than 364 Rate Period Days, and (z) the Reference Rate on such Auction Date for Minimum Dividend Periods and (2) the Rate Multiple on such Auction Date.




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Not later than 9:30 A.M. on each Auction Date, the Auction Agent shall notify the Fund and the Broker-Dealers of the Maximum Rate so determined and the "AA" Composite Commercial Paper Rate(s), the Taxable Equivalent of the Short-Term Municipal Bond Rate(s), Treasury Note Rate(s) and Treasury Bill Rate(s), as the case may be, used to make such determination.

                        (ii)  From and after a Failure to Deposit
              by the Fund during any Rate Period of any series of Preferred Shares, until such failure is cured and a late charge (as defined in paragraph (a) of Section 2.7), is paid, in accordance with subparagraph
              (e)(i) of Section 2 of Part I of the Articles Supplementary, on the first day of each Rate Period of such series the Auction Agent shall determine the Treasury Note Rate for such Rate Period of more than 364 Rate Period Days and the Reference Rate for Rate Periods of 364 Rate Period Days or fewer. Not later than 9:30 A.M. on each such first day, the Auction Agent shall notify the Fund of the applicable Reference Rate and Treasury Note Rate.

                        (iii)  If any "AA" Composite Commercial
              Paper Rate, Taxable Equivalent of the Short-Term Municipal Bond Rate, Treasury Note Rate or Treasury Bill Rate, as the case may be, is not quoted on an interest or bond equivalent basis, as the case may be, the Auction Agent shall convert the quoted rate to the interest or bond equivalent thereof as set forth in the definition of such rate in the Articles Supplementary if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest or bond equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest or bond equivalent rate after consultation with the Fund as to the method of such conversion.

                        (iv)  If any "AA" Composite Commercial
              Paper Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such "AA" Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

                        (v)  If any Treasury Note Rate or
              Treasury Bill Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a Substitute U.S. Government Securities Dealer or Substitute U.S. Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealer or U.S. Government Securities Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

              (c) The maximum marginal tax rate referred to in the definition of "Rate Multiple" in the Articles Supplementary is referred to in this Agreement as the "Highest Marginal Rate." The Highest Marginal Rate on the date of this Agreement is 38.6%. If there is any change in the Highest Marginal Rate, the Fund shall notify the Auction Agent in writing of such change prior to 12:00 Noon on the Business Day prior to the next Auction Date for Preferred Shares succeeding such change. In determining the Maximum Rate for any series of Preferred Shares on any Auction Date, the Auction Agent shall be entitled to rely on the Highest Marginal Rate of which it has most recently received notice from the Fund (or, in the absence of such notice, the percentage set forth in the first sentence of this paragraph (c)).

         2.4 Auction Schedule. The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be unreasonably withheld. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day next preceding the first Auction Date on which any such change shall be effective.

     Time                                 Event

By 9:30 A.M.                      Auction Agent advises the Fund
                                  and Broker-Dealers of the
                                  applicable Maximum Rate and the
                                  Reference Rate(s) and Treasury
                                  Note Rate(s), as the case may
                                  be, used in determining such

                                  Maximum Rate as set forth in
                                  Section 2.3(b)(i) hereof.

9:30 A.M. - 1:30 P.M.             Auction Agent assembles
                                  information communicated to it
                                  by Broker-Dealers as provided
                                  in [Section 3(a)] of the
                                  Auction Procedures.  Submission
                                  Deadline is 1:30 P.M.

Not earlier than 1:30 P.M.        Auction Agent makes
                                  determinations pursuant to
                                  [Section 4(a)] of the Auction
                                  Procedures.

By approximately 3:30 P.M.        Auction Agent advises Fund of
                                  results of Auction as provided
                                  in [Section 4(b)] of the
                                  Auction Procedures.  Submitted
                                  Bids and Submitted Sell Orders
                                  are accepted and rejected and
                                  shares of Preferred Shares
                                  allocated as provided in
                                  [Section 5] of the Auction
                                  Procedures.  Auction Agent
                                  gives notice of Auction results
                                  as set forth in [paragraph (a)]
                                  of the Settlement Procedures.

The Auction Agent shall follow the notification procedures set forth in [paragraph (a)] of the Settlement Procedures.

         2.5 Designation of Special Rate Period. (a) The Articles Supplementary provide that, subject to the Fund's option to designate a Special Rate Period as referred to in paragraph
(b) of this Section 2.5, (i) each Rate Period of any series of Preferred Shares will be a Minimum Rate Period (a duration of seven days, subject to certain exceptions) and (ii) each Rate Period following a Rate Period of any series of Preferred Shares that is other than a Minimum Rate Period will be a Minimum Rate Period. Not less than 10 nor more than 20 days prior to the last day of any such Rate Period that is not a Minimum Rate Period,
(i) the Fund shall deliver to the Auction Agent a notice of the Auction Date of the next succeeding Auction for such series in the form of Exhibit D hereto and (ii) the Auction Agent shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder of shares of such series at the address set forth for such Existing Holder in the records of the Auction Agent and to the Broker-Dealers for such series as promptly as practicable after its receipt of such notice from the Fund.

              (b)  Pursuant to the Articles Supplementary, the
Fund may, at its option, designate a Special Rate Period for any series of Preferred Shares in the manner described in Section 4 of Part I of the Articles Supplementary.

                   (i)  If the Board of Directors proposes to
         designate any succeeding Subsequent Rate Period of any series of Preferred Shares as a Special Rate Period, (A) the Fund shall deliver to the Auction Agent a notice of such proposed Special Rate Period in the form of Exhibit E hereto not less than 20 nor more than 30 days prior to the first day of such proposed Special Rate Period and
         (B) the Auction Agent on behalf of the Fund shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder of shares of such series of Preferred Shares at the address set forth for such Existing Holder in the records of the Auction Agent and to the Broker-Dealers for such series as promptly as practicable after its receipt of such notice from the Fund.

                   (ii) If the Board of Directors determines to designate such succeeding Subsequent Rate Period as a Special Rate Period, (A) the Fund shall deliver to the Auction Agent a notice of such determination in the form of Exhibit F hereto not later than 11:00 A.M. on the second Business Day next preceding the first day of such proposed Special Rate Period and (B) the Auction Agent shall deliver such notice to the Broker-Dealers for such series not later than 3:30 P.M. on such second Business Day.

                   (iii)  If the Fund shall deliver to the
         Auction Agent a notice not later than 11:00 A.M. on the second Business Day next preceding the first day of such proposed Special Rate Period stating that the Fund has determined not to exercise its option to designate such succeeding Subsequent Rate Period as a Special Rate Period, in the form of Exhibit E hereto, or shall fail to timely deliver either such notice or a notice in the form of Exhibit F hereto, the Auction Agent shall deliver a notice in the form of Exhibit G hereto to the Broker-Dealers for such series not later than 3:30 P.M. on such second Business Day (or, if the Auction Agent has agreed to a later time or date, as promptly as practicable thereafter).

Such change in the length of a Rate Period shall not occur if (1) an Auction for shares of such series shall not be held on such Auction Date for any reason or (2) an Auction for shares of such series shall be held on such Auction Date but Sufficient clearing Bids for shares of such series shall not exist in such Auction.

         2.6 Allocation of Taxable Income. The Fund shall, in the case of a Minimum Rate Period of 28 Rate Period Days or fewer, and may, in the case of any other Special Rate Period, designate all or a portion of any dividend on shares of any series of Preferred Shares to consist of net capital gains or other income taxable for federal income tax purposes by delivering to the Auction Agent a notice in the form of Exhibit J hereto of such designation not later than the Dividend Payment Date for such series next preceding the Auction Date on which the dividend rate for such dividend is to be fixed. The Auction Agent will deliver such notice to the Broker-Dealers for such series on the Business Day following its receipt of such notice from the Fund. Within two Business Days after any Auction Date involving the allocation of income taxable for federal income tax purposes, the Auction Agent shall notify each Broker-dealer for the related series as to the dollar amount per share of such taxable income and income exempt from federal income taxation included in the related dividend to the extent that such information is provided to the Auction Agent in advance.

         2.7  Failure to Deposit.  (a)  If:

                   (i)  any Failure to Deposit shall have
         occurred with respect to shares of any series of Preferred Shares during any Rate Period thereof (other than any Special Rate Period of more than 364 Rate Period Days or any Rate Period succeeding any Special Rate Period of more than 364 Rate Period Days during which a Failure to Deposit occurred that has not been cured); but prior to 12:00 Noon, New York City time, on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall have been cured in accordance with Section 2.7(c) and the Fund shall have paid to the Auction Agent a late charge (a "Late Charge") equal to the sum of (1) if such Failure to Deposit consisted of the failure timely to pay to the Auction Agent the full amount of dividends with respect to any Dividend Period on such shares, an amount computed by multiplying (x) 200% of the Reference Rate for the Rate Period during which such Failure to Deposit occurs on the Dividend Payment Date for such Dividend Period by (y) a fraction, the numerator of which shall be the number of days for which such Failure to Deposit has not been cured in accordance with Section 2.7(c) hereof (including the day such Failure to Deposit occurs and excluding the day such Failure to Deposit is cured) and the denominator of which shall be 360, and applying the rate obtained against the aggregate liquidation preference of the outstanding shares of such series of Preferred Shares and (2) if such Failure to Deposit consisted of the failure timely to pay to the Auction Agent the Redemption Price of the shares of such series of Preferred Shares, if any, for which Notice of Redemption has been given by the Fund, an amount computed by multiplying (x) 200% of the Reference Rate for the Rate Period during which such Failure to Deposit occurs on the redemption date by (y) a fraction, the numerator of which shall be the number of days for which such Failure to Deposit is not cured in accordance with Section 2.7(c) hereof (including the day such Failure to Deposit occurs and excluding the day such Failure to Deposit is cured) and the denominator of which shall be 360, and applying the rate obtained against the aggregate liquidation preference of the outstanding shares of such series of Preferred Shares to be redeemed, then the Auction Agent shall deliver a notice in the form of Exhibit H hereto by first-class mail, postage prepaid, to the Broker-Dealers for such series not later than one Business Day after its receipt of the payment from the Fund curing such Failure to Deposit and such Late Charge.

              (b)  If:

                   (i)  any Failure to Deposit shall have
         occurred with respect to shares of any series of Preferred Shares during a Rate Period thereof (other than any Special Rate Period of more than 364 Rate Period Days or any Rate Period succeeding any Special Rate Period of more than 364 Rate Period Days during which a Failure to Deposit occurred that has not been cured), and, prior to 12:00 Noon, New York City time, on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall not have been cured in accordance with
         Section 2.7(c) hereof or the Fund shall not have paid to the Auction Agent the applicable Late Charge; or

                   (ii) any Failure to Deposit shall have
         occurred with respect to shares of any series of Preferred Shares during a Special Rate Period thereof of more than 364 Rate Period Days, or during any Rate Period thereof succeeding any Special Rate Period of more than 364 Rate Period Days during which a Failure to Deposit occurred that has not been cured, and, prior to 12:00 noon, New York City time, on the fourth Business Day preceding the Auction Date for the Rate Period subsequent to such Rate Period, such Failure to Deposit shall not have been cured in accordance with Section 2.7(c) hereof or the Fund shall not have paid the applicable Late Charge to the Auction Agent in accordance with Section 2(e)(i)(D) of the Articles Supplementary (such Late Charge, for purposes of this clause (b)(iii) of this Section 2.7, to be calculated by using, as the Reference Rate, the Reference Rate applicable to a Rate Period (x) consisting of more than 182 Rate Period Days and (y) commencing on the date on which the Rate Period during which Failure to Deposit occurs commenced, then the Auction Agent shall deliver a notice in the form of
Exhibit I hereto to the Broker-Dealers for such series not later than one Business Day after the receipt of the payment from the Fund curing such Failure to Deposit and such Late Charge.

              (c) A Failure to Deposit with respect to shares of Preferred Shares shall have been cured (if such Failure to Deposit is not solely due to the willful failure to the Fund to make the required payment to the Auction Agent) with respect to any Rate Period if, within the respective time periods described immediately above, the Fund shall have paid to the Auction Agent (i) all accumulated and unpaid dividends on the shares of Preferred Shares and (ii) without duplication, the Redemption Price for the shares of Preferred Shares, if any, for which Notice of Redemption has been mailed; provided, however, that the foregoing clause (ii) shall not apply to the Fund's failure to pay the Redemption Price in respect of shares of Preferred Shares when the related Redemption Notice provides that redemption of such shares is subject to one or more conditions precedent and each such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

         2.8 Broker-Dealers. (a) Not later than 12:00 Noon on each Auction Date for any series of Preferred Shares, the Fund shall pay to the Auction Agent an amount in cash equal to the aggregate fees payable to the Broker-Dealers for such series pursuant to [Section 2.8] of the Broker-Dealer Agreements for such series. The Auction Agent shall apply such moneys as set forth in [Section 2.8] of each such Broker-dealer Agreement.

              (b) The Fund shall obtain the consent of the Auction Agent prior to selecting any Person to act as a Broker-
Dealer, which consent shall not be unreasonably withheld.

              (c)  The Auction Agent shall terminate any Broker-
Dealer Agreement as set forth therein if so directed by the Fund, provided that at least one Broker-Dealer Agreement would be in effect for each series of Preferred Shares after such termination.

              (d)  Subject to the Auction Agent's having
consented to the selection of the relevant Broker-Dealer pursuant to Section 2.8(b) hereof, the Auction Agent shall from time to time enter into such Broker-Dealer Agreements with one or more Broker-Dealers as the Fund shall request, and shall enter into such schedules to any such Broker-Dealer Agreements as the Fund shall request, which schedules, among other things, shall set forth the series of Preferred Shares to which such Broker-Dealer Agreement relates.

         2.9 Ownership of Shares of Preferred Shares. The Fund shall notify the Auction Agent if the Fund or any affiliate of the Fund acquires any shares of Preferred Shares of any series. Neither the Fund nor any affiliate of the Fund shall submit any Order in any Auction for Preferred Shares, except as set forth in the next sentence. Any Broker-Dealer that is an affiliate of the Fund may submit Orders in Auctions, but only if such Orders are not for its own account. For purposes of this Section 2.9, a Broker-Dealer shall not be deemed to be an affiliate of the Fund solely because one or more of the directors or executive officers of such Broker-Dealer or of any Person controlled by, in control of or under common control with such Broker-Dealer is also a director of the Fund. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.9.

         2.10 Access to and Maintenance of Auction Records. The Auction Agent shall at no cost to the Auction Agent, upon the receipt of prior written notice from the Fund, afford to the Fund access at reasonable times during normal business hours to all books, records, documents and other information concerning the conduct and results of Auctions. The Auction Agent shall have no responsibility for, and shall incur no liability in connection with the compliance with this Section 2.10. The Auction Agent shall maintain records relating to any Auction for a period of six years after such Auction, and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder.

    3.   The Auction Agent as Dividend and
         Redemption Price Disbursing Agent.

         The Auction Agent, as dividend and redemption price disbursing agent, shall pay to the Holders of Preferred Shares of any series (i) on each Dividend Payment Date for such series, dividends on the shares of such series, (ii) on any date fixed for redemption of Preferred Shares of any series, the Redemption Price of any shares of such series called for redemption and

(iii) any Late Charge related to any payment of dividends or Redemption Price, in each case after receipt of the necessary funds from the Fund with which to pay such dividends, Redemption Price or Late Charge. The amount of dividends for any Rate Period for any series of Preferred Shares to be paid by the Auction Agent to the Holders of such shares of such series will be determined by the Fund as set forth in Section 2 of Part I of the Articles Supplementary with respect to such series. The Redemption Price of any shares to be paid by the Auction Agent to the Holders will be determined by the Fund as set forth in
Section 11 of Part I of the Articles Supplementary with respect to such series. The Fund shall notify the Auction Agent in writing of a decision to redeem shares of any series of Preferred Shares at least five days prior to the date a notice of redemption is required to be mailed to the Holders of the shares to be redeemed by paragraph (a) of Section 11 of Part I of the Articles Supplementary. Such notice by the Fund to the Auction Agent shall contain the information required by paragraph (c) of
Section 11 of Part I of the Articles Supplementary to be stated in the notice of redemption required to be mailed by the Fund to such Holders.

    4.   The Auction Agent as Transfer Agent and Registrar.
         4.1 Issue of Share Certificates. Upon the Date of Original Issue of each series of Preferred Shares, one or more certificates representing all of the shares of each such series issued on such date shall be issued by the Fund and, at the request of the Fund, registered in the name of Cede & Co. and countersigned by the Auction Agent.

         4.2 Registration of Transfer of Shares. Shares of each series of Preferred Shares shall be registered solely in the name of the Securities Depository or its nominee.

         4.3 Removal of Legend on Restricted Shares. All requests for removal of legends on shares of any series of Preferred Shares indicating restrictions on transfer shall be accompanied by an opinion of counsel stating that such legends may be removed and such shares freely transferred, such opinion to be delivered under cover of a letter from a Fund Officer authorizing the Auction Agent to remove the legend on the basis of said opinion.

         4.4 Lost Share Certificates. The Auction Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and the Auction Agent, subject at all times to provisions of law, the By-Laws of the Fund governing such matters and resolutions adopted by the Fund with respect to lost securities. The Auction Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Auction Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Fund to the Auction Agent that such issuance will comply with such provisions of law and the By-Laws and resolutions of the Fund.

         4.5 Disposition of Cancelled Certificates; Record Retention. The Auction Agent shall retain all share certificates which have been cancelled in transfer or exchange and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years. The Fund also shall undertake to furnish to the Securities and Exchange Commission and to the Board of Governors of the Federal Reserve System, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter such records shall not be destroyed by the Fund without the concurrence of the Auction Agent.

         4.6 Share Transfer Books. For so long as the Auction Agent, The Bank of New York, is acting as the transfer agent for any series of Preferred Shares pursuant to this Agreement, it shall maintain a share transfer book containing a list of the Holders of the shares of each series of Preferred Shares. In case of any request or demand for the inspection of the share transfer books of the Fund or any other books in the possession of the Auction Agent, the Auction Agent will notify the Fund and secure instructions as to permitting or refusing such inspection. The Auction Agent reserves the right, however, to exhibit the share transfer books or other books to any Person provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

         4.7 Return of Funds. Any funds deposited with the Auction Agent hereunder by the Fund for any reason, including but not limited to redemption of shares of Preferred Shares of any series, that remain unpaid after ninety days shall be repaid to the Fund upon the written request of the Fund.

    5.   Representations and Warranties of the Fund.

         The Fund represents and warrants to the Auction Agent that:

              (a) the Fund is a duly incorporated and existing corporation and is in good standing as a corporation under the laws of the State of Maryland and has all necessary power and authority to execute and deliver this Agreement and to authorize, create and issue the shares of each series of Preferred Shares, and the Preferred Shares of each series when issued will be duly authorized, validly issued, fully paid and nonassessable;

              (b) this Agreement has been duly and validly authorized, executed and delivered by the Fund and, assuming due authorization, execution and delivery by the Auction Agent, constitutes the legal, valid and binding obligation of the Fund;

              (c) the form of the certificate evidencing the shares of Preferred Shares complies with all applicable laws of The State of Maryland;

              (d) the shares of Preferred Shares of each series, when issued, will have been duly registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of the Agreement or will have been required in connection with the issuance of the shares of Preferred Shares of each series;

              (e) the execution and delivery of the Agreement and the issuance and delivery of the shares of Preferred Shares of each series do not and will not conflict with, violate or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation (as amended by one or more Articles Supplementary or Articles of Amendment)or the Bylaws of the Fund, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound the effect of which conflict, violation, default or breach would be material to the Fund or the Fund and its subsidiaries taken as a whole; and

              (f) No taxes are payable upon or in respect of the execution of this Agreement or the issuance of the shares of each series of Preferred Shares.

    6.   The Auction Agent.

         6.1  Duties and Responsibilities.

              (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no duties, fiduciary or otherwise, to any other Person, by reason of this Agreement.

              (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and the Broker-Dealer Agreements, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

              (c) In the absence of willful misconduct or gross negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining the pertinent facts.

              (d) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this agreement arising out of or causes, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

         6.2 Rights of the Auction Agent. (a)The Auction Agent may conclusively rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Fund or by any Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with any Broker-Dealer or both.

              (b) The Auction Agent may consult with counsel reasonably acceptable to the Fund and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

              (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

              (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder except as set forth above in Section 6.1(c).

              (e)  In no event shall the Auction Agent be
responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

         6.3 Auction Agent's Disclaimer. The Auction Agent makes no representation as to the validity or adequacy of this Agreement, the Broker-Dealer Agreements or the shares of any series of Preferred Shares except that the Auction Agent hereby represents that the Agreement has been duly authorized, executed and delivered by the Auction Agent and constitutes a legal and binding obligation of the Auction Agent.

         6.4  Compensation, Expenses and Indemnification.
(a) The Fund shall pay the Auction Agent in the amount and manner agreed to in writing by the Fund and the Auction Agent for all services rendered by it under this Agreement and the Broker-
Dealer Agreements.

              (b) The Fund shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and the Broker-Dealer Agreements (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any expense or disbursement attributable to its gross negligence or willful misconduct.

              (c) The Fund shall indemnify the Auction Agent, its Directors, Employees, Representations, and Agents for and hold it harmless against, any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with its agency under this Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim or liability in connection with its exercise or performance of its duties hereunder and thereunder.

    7.   Miscellaneous.

         7.1  Term of Agreement.

              (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement any time by so notifying the Auction Agent, provided that the Fund has entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon written notice to the Fund on the date specified in such notice, which date shall be no earlier than 45 days after the date of delivery of such notice. Further, if the Auction Agent has not received amounts due to it under the terms of this Agreement, the Auction Agent may terminate this Agreement 30 days after delivering notice to the Fund of failure to receive such amounts.

              (b)  Except as otherwise provided in this paragraph
(b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Fund's obligations under Section 6.4 hereof and its representations and warranties contained in Section 5 hereof and the Auction Agent's obligations and liabilities under Section
4.5 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall, at the Fund's request, promptly deliver to the Fund copies of all books and records maintained by it in connection with its duties hereunder.

         7.2 Communications. Except for (a) communications authorized to be by telephone pursuant to this Agreement or the Auction Procedures and (b) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) given to such person at its address or telecopy number set forth below:

If to the Company,           Alliance National Municipal
   addressed:                 Income Fund, Inc.
                             1345 Avenue of the Americas
                             New York, New York  10105

                             Attention: Secretary

                             Telephone No.: (212) 969-1000

                             With a copy sent to:

                             Alliance Global Investor
                                Services, Inc.
                             500 Plaza Drive
                             Secaucus, New Jersey  07094

                             Attention:  Treasurer of Alliance
                             National Municipal Income Fund, Inc.

                             Telephone No.:  (201) 319-4000

If to the Auction Agent,     The Bank of New York
   addressed:                5 Penn Plaza - 13th Floor
                             New York, New York 10001

                             Attention: Dealing and
                               Trading Group - Auction Desk

                             Telecopier No.: (212) 328-8237/8238
                               or 8239

                             Telephone No.: (212) 328-7676

or to such other address as the party to whom the communication is addressed shall have previously communicated to the other party in writing. Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by telephone (confirmed by telecopy or in writing) by an Authorized Officer. Communications shall be effective when received at the proper address.

         7.3 Entire Agreement. This Agreement contains the entire agreement among the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof, except for agreements relating to the compensation of the Auction Agent.

         7.4 Benefits. Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         7.5  Amendment; Waiver.

              (a)  This Agreement shall not be deemed or
construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

              (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such rights or remedies with respect to any subsequent breach.

         7.6 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Fund and the Auction Agent.

         7.7 Assignment. Neither this Agreement nor any part hereof may be assigned by either party hereto without the express prior written consent of the other party.

         7.8 Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

         7.9 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that all actions and proceedings arising out of this Auction Agency Agreement or any of the transactions contemplated hereby shall be brought in the County of New York and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such County. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Auction Agency Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                  ALLIANCE NATIONAL MUNICIPAL
                                    INCOME FUND, INC.

                                  By:
                                      Name:
                                      Title:


                                  THE BANK OF NEW YORK


                                  By:
                                      Name:
                                      Title:

                            EXHIBITS

EXHIBIT A          Form of Broker-Dealer Agreement

EXHIBIT B          Settlement Procedures

EXHIBIT C          Articles Supplementary

EXHIBIT D          Form of Notice of Auction Date

EXHIBIT E          Form of Notice of Proposed Change of Length of
                   Rate Period

EXHIBIT F          Form of Notice of Change of Length of Rate
                   Period

EXHIBIT G          Form of Notice of Determination Not to Change
                   Length of Rate Period

EXHIBIT H          Form of Notice of Cure of Failure to Deposit

EXHIBIT I Form of Notice of Subsequent Cure of Failure to Deposit

EXHIBIT J          Form of Notice of Capital Gains and Taxable
                   Ordinary Income Dividend

                                                        Exhibit A



                             FORM OF
                     BROKER-DEALER AGREEMENT

                                                        Exhibit B



                      SETTLEMENT PROCEDURES

                                                        Exhibit C



                     ARTICLES SUPPLEMENTARY

                                                        Exhibit D



          ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC.

                   NOTICE OF AUCTION DATE FOR

           NATIONAL MUNICIPAL INCOME PREFERRED SHARES

                      ("PREFERRED SHARES")


         NOTICE IS HEREBY GIVEN that the Auction Date of the next Auction for the Preferred Shares Series ___ of Alliance National Municipal Income Fund, Inc. (the "Fund") is scheduled to be _____________ __ and the next Dividend Payment Date for the Fund's Preferred Shares Series ___ will be _________.

         [A Failure to Deposit in respect of the Preferred Shares Series ___ currently exists. If such Failure to Deposit is not cured or the applicable Late Charge is not paid prior to 12:00 Noon, New York City time, on the fourth Business Day preceding the next scheduled Auction Date of the Preferred Shares Series ___ as defined, the next Auction will not be held. Notice of the next Auction for the Preferred Shares Series ___ will be delivered when such Failure to Deposit is cured and the applicable Late Charge is paid.(1)]

                             ALLIANCE NATIONAL MUNICIPAL
                               INCOME FUND, INC.


Dated:_______________










_________________________
(1) Include this language if a Failure to Deposit exists.

                                                        Exhibit E


          ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC.

                  NOTICE OF PROPOSED CHANGE OF

                    LENGTH OF RATE PERIOD OF

           NATIONAL MUNICIPAL INCOME PREFERRED SHARES

                      ("PREFERRED SHARES")


         NOTICE IS HEREBY GIVEN that Alliance National Municipal
Income Fund, Inc. (the "Fund") may exercise its option to designate the Rate Period of its Preferred Shares Series ____ commencing [the first day of the Special Rate Period] as a Special Rate Period.

         By 11:00 A.M. on the second Business Day preceding the first day of such proposed Special Rate Period, the Fund will notify The Bank of New York of either (a) its determination to exercise such option, designating the length of such Special Rate Period for such series or (b) its determination not to exercise such option.



                             ALLIANCE NATIONAL MUNICIPAL
                               INCOME FUND, INC.


Dated:_______________

                                                        Exhibit F

          ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC.

          NOTICE OF CHANGE OF LENGTH OF RATE PERIOD OF

           NATIONAL MUNICIPAL INCOME PREFERRED SHARES

                      ("PREFERRED SHARES")


         NOTICE IS HEREBY GIVEN that Alliance National Municipal Income Fund, Inc. (the "Fund") has determined to designate the Rate Period of its Preferred Shares Series ___ commencing on [the first day of the Special Rate Period] as a Special Rate Period.

         The Special Rate Period will be ___ [Rate Period Days].

         The Auction Date for the Special Rate Period is [the
Business Day next preceding the first day of such Special Rate
Period].

         As a result of the Special Rate Period designation, the amount of dividends payable on Preferred Shares Series ___ during the Special Rate Period will be based on a 360-day year.

         The Special Rate Period shall not commence if (a) an Auction for shares of Preferred Shares shall not be held on such Auction Date for any reason or (b) an Auction for shares of Preferred Shares shall not be held on such Auction Date by Sufficient Clearing Bids for such shares shall not exist in such Auction.

         The scheduled Dividend Payment Dates for such series of
Preferred Shares during such Special Rate Period will be
_______________________.

         [Specific Redemption Provisions, if applicable.]

         Attached hereto is a Preferred Shares Basic Maintenance Report showing that, as of the third Business Day next preceding such proposed Special Rate Period, Moody's Eligible Assets (if Moody's is rating such shares of Preferred Shares) and S&P Eligible Assets (if S&P is rating such shares of Preferred Shares) each have an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount as of such Business Day (assuming for purposes of the foregoing calculation that (i) the Maximum Rate is the Maximum Rate on such Business Day as if such Business Day were the Auction Date for the proposed Special Rate Period, and (ii) the Moody's Discount Factors applicable to Moody's Eligible Assets are determined by reference to the first

Moody's Exposure Period longer than the Moody's Exposure Period then applicable to the Fund.)


                             ALLIANCE NATIONAL MUNICIPAL
                               INCOME FUND, INC.


Dated:_______________

                                                        Exhibit G

          ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC.

              NOTICE OF DETERMINATION NOT TO CHANGE

                    LENGTH OF RATE PERIOD OF

           NATIONAL MUNICIPAL INCOME PREFERRED SHARES

                      ("PREFERRED SHARES")


         NOTICE IS HEREBY GIVEN that Alliance National Municipal Income Fund, Inc. (the "Fund") has determined not to exercise its option to designate a Special Rate Period of its Preferred Shares Series ___ and the next succeeding Rate Period of such series will be a Minimum Rate Period of ___ Rate Period Days.



                             ALLIANCE NATIONAL MUNICIPAL
                               INCOME FUND, INC.


Dated:_______________

                                                        Exhibit H


          ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC.

                        NOTICE OF CURE OF

                      FAILURE TO DEPOSIT ON

           NATIONAL MUNICIPAL INCOME PREFERRED SHARES

                      ("PREFERRED SHARES")


         NOTICE IS HEREBY GIVEN that Alliance National Municipal Income Fund, Inc. (the "Fund") has cured its Failure to Deposit and paid the applicable Late Charge with respect to its Preferred Shares Series ___. The dividend rate on the shares of Preferred Shares Series ___ for the current Dividend Period is ____________% per annum, the Dividend Payment Date for the current Dividend Period is scheduled to be __________ and the next Auction Date is scheduled to be __________.



                             ALLIANCE NATIONAL MUNICIPAL
                               INCOME FUND, INC.


Dated:_______________

                                                        Exhibit I



          ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC.

                        NOTICE OF CURE OF

                      FAILURE TO DEPOSIT ON

           NATIONAL MUNICIPAL INCOME PREFERRED SHARES

                      ("PREFERRED SHARES")


         NOTICE IS HEREBY GIVEN that Alliance National Municipal Income Fund, Inc. (the "Fund") has cured its Failure to Deposit and paid the applicable Late Charge with respect to its Preferred Shares Series ___. The next Auction Date for the Preferred Shares Series ___ is scheduled to be on _______________.



                             ALLIANCE NATIONAL MUNICIPAL
                               INCOME FUND, INC.


Dated:_______________

                                                        Exhibit J



          ALLIANCE NATIONAL MUNICIPAL INCOME FUND, INC.

                            NOTICE OF

       [CAPITAL GAINS] [AND] [TAXABLE ORDINARY INCOME](1)

                          DIVIDEND FOR

           NATIONAL MUNICIPAL INCOME PREFERRED SHARES

                      ("PREFERRED SHARES")


         NOTICE IS HEREBY GIVEN that the amount of the dividend payable on __________ for the Preferred Shares Series ___ of Alliance National Municipal Income Fund, Inc. (the "Fund") will be determined by the Auction to be held on ____________________. Up to [$ A ](2) [$ B ](3) per share of the dividend payable on such date as determined by such Auction will consist of [capital gains](2) [ordinary income taxable for federal income tax purposes](3). If the dividend amount payable on such date as determined by such Auction is less than [$ A ](2) [$ B ](3) per share, the entire amount of the dividend will consist of [capital gains](2) [ordinary income taxable for federal income tax purposes](3). [To the extent such dividend amount exceeds
[$ A ] per share, any excess up to [$ B ] per share will consist of ordinary income taxable for federal income tax purposes.](4) Accordingly, the aforementioned composition of the dividend payable on ____________________ should be considered in determining Orders to be submitted with respect to the Auction to be held on _________________. The Rate Multiple in effect for such Auction will be ___%.


                                  ALLIANCE NATIONAL MUNICIPAL
                                    INCOME FUND, INC.


Dated:_______________

___________________
         (1) Include language with respect to capital gains, taxable ordinary income or both, depending on the character of the designation to be made with respect to the dividend(s).

         (2) Include bracketed material if a portion of the dividend will be designated capital gains.

         (3) Include bracketed material if a portion of the dividend will be designated ordinary income taxable for federal income tax purposes and no portion of the dividend will be designated capital gains.

         (4) Include bracketed material if a portion of the dividend will be designated capital gains and a portion will be designated ordinary income taxable for federal income tax purposes.

A = the maximum amount of capital gains allocated to such series of Preferred Shares to be included in such dividend, divided by the number of shares of Preferred Shares.

B = the maximum amount of ordinary income taxable for federal income tax purposes allocated to such series of Preferred
      Shares to be included in such dividend, divided by the number of shares in such series.
































                               J-2

00250209.AY5